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                                                                    EXHIBIT 99.7

                        COMPCARE TO ACQUIRE MUSTARD SEED

Corona del Mar, California, February 7, 1996: Comprehensive Care Corporation (NYSE:CMP), ("CompCare") today announced the signing of a binding letter of intent to acquire Mustard Seed Corporation of Philadelphia, Pennsylvania in an anticipated tax free exchange of Comprehensive Care Corporation common stock. Mustard Seed is a managed behavioral health care company that specializes in servicing approximately 140,000 people in the public sector for psychiatric and substance abuse disorders. The closing of the transaction is subject to certain contingencies including approval by Comprehensive Care shareholders.

Chriss Street, President and CEO, stated that "The combination of Mustard Seed with CompCare's managed behavioral care division will approximately double our current managed care revenues and create the largest provider of Medicaid mental health services in the United States. Furthermore, we believe the merger will be synergistic in combining management skill sets and has the potential to dramatically accelerate our growth as cities, counties and states focus on gaining efficiencies and improving outcomes through capitation."

Francis X. Selgrath, founder and Chairman of the Board of Mustard Seed, stated "We looked long and hard for the ideal partner. CompCare's reputation for business integrity, quality of services and fastest growth in the industry means that we are assured that our customers will be well serviced by the combination of Mustard Seed with CompCare."

CompCare provides "Disease State Management" of catastrophic and chronic diseases to HMOs, Government and corporations throughout the United States.